EXHIBIT 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER
OF FISCAL YEAR 2022

Watseka, Illinois, April 29, 2022 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.2 million, or $0.37 per basic and diluted share, for the three months ended March 31, 2022, compared to net income of $1.6 million, or $0.51 per basic share and $0.50 per diluted share, for the three months ended March 31, 2021.
For the three months ended March 31, 2022, net interest income was $5.4 million compared to $5.0 million for the three months ended March 31, 2021.  We recorded a provision for loan losses of $242,000 for the three months ended March 31, 2022, compared to a credit for loan losses of $(101,000) for the three months ended March 31, 2021.  Interest income increased to $6.0 million for the three months ended March 31, 2022, from $5.9 million for the three months ended March 31, 2021.  Interest expense decreased to $611,000 for the three months ended March 31, 2022, from $902,000 for the three months ended March 31, 2021.  Non-interest income decreased to $1.5 million for the three months ended March 31, 2022, from $1.6 million for the three months ended March 31, 2021.  Non-interest expense increased to $5.0 million for the three months ended March 31, 2022, from $4.6 million for the three months ended March 31, 2021.  Provision for income tax decreased to $402,000 for the three months ended March 31, 2022, from $600,000 for the three months ended March 31, 2021.
The Company announced unaudited net income of $4.7 million, or $1.55 per basic share and $1.52 per diluted share for the nine months ended March 31, 2022, compared to $4.4 million, or $1.43 per basic share and $1.42 per diluted share for the nine months ended March 31, 2021.  For the nine months ended March 31, 2022, net interest income was $16.6 million compared to $15.0 million for the nine months ended March 31, 2021.  We recorded a provision for loan losses of $39,000 for the nine months ended March 31, 2022, compared to a provision for loan losses of $165,000 for the nine months ended March 31, 2021.  The decrease in provision for loan losses was primarily due to a decrease in our loan portfolio, including a decrease in loans with COVID-19 modifications.  At March 31, 2022, we have outstanding a total of 106 loans with current balances of $53.3 million that received COVID-19 modifications at some point.  These modifications allowed borrowers to defer the principal component of loan payments for up to six months.  As of March 31, 2022, 103 of these loans totaling $50.2 million have returned to principal and interest payments, leaving 3 loans for $3.1 million still under temporary modifications.
Interest income increased to $18.6 million for the nine months ended March 31, 2022, from $18.4 million for the nine months ended March 31, 2021.  Interest expense decreased to $1.9 million for the nine months ended March 31, 2022 from $3.5 million for the nine months ended March 31, 2021.  Non-interest income decreased to $4.4 million for the nine months ended March 31, 2022, from $4.9 million for the nine months ended March 31, 2021.  Non-interest expense increased to $14.6 million for the nine months ended March 31, 2022 from $13.6 million for the nine months ended March 31, 2021.  Provision for income tax was $1.7 million for both the nine months ended March 31, 2022, and the nine months ended March 31, 2021.
 Total assets at March 31, 2022 were $786.4 million compared to $797.3 million at June 30, 2021.  Cash and cash equivalents decreased to $27.7 million at March 31, 2022, from $62.7 million at June 30, 2021.  Investment securities increased to $218.6 million at March 31, 2022, from $189.9 million at June 30, 2021.  Net loans receivable decreased to $499.8 million at March 31, 2022, from $513.4 million at June 30, 2021.  As of March 31, 2022, we had 18 SBA Paycheck Protection Program (PPP) loans totaling $1.2 million remaining in our portfolio.  Deposits decreased to $667.0 million at March 31, 2022, from $667.6 million at June 30, 2021.  Total borrowings, including repurchase agreements, decreased to $30.3 million at March 31, 2022 from $34.2 million at June 30, 2021.  Stockholders’ equity decreased to $78.4 million at March 31, 2022 from $85.3 million at June 30, 2021.  Equity decreased due to a decrease of $11.3 million in accumulated other comprehensive income (loss), net of tax, and the accrual of approximately $1.1 million in dividends to our shareholders, of which about half were still payable as of March 31, 2022, and were subsequently paid on April 15, 2022, partially offset by net income of $4.7 million, and ESOP and stock equity plan activity of $771,000.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the

“Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2022	2021	2022	2021
	(unaudited)
Interest and dividend income	$ 6,003	$ 5,926	$ 18,560	$ 18,429
Interest expense	611	902	1,917	3,467
Net interest income	5,392	5,024	16,643	14,962
Provision (credit) for loan losses	242	(101)	39	165
Net interest income after provision for loan losses	5,150	5,125	16,604	14,797
Non-interest income	1,454	1,647	4,439	4,861
Non-interest expense	5,048	4,612	14,600	13,621
Income before taxes	1,556	2,160	6,443	6,037
Income tax expense	402	600	1,694	1,683

Net income	$ 1,154	$ 1,560	$ 4,749	$ 4,354

Earnings per share (1) Basic	$ 0.37	$ 0.51	$ 1.55	$ 1.43
Diluted	$ 0.37	$ 0.50	$ 1.52	$ 1.42
Weighted average shares outstanding (1)
Basic	3,077,360	3,040,709	3,065,840	3,035,898
Diluted	3,150,279	3,090,698	3,134,337	3,069,406
			footnotes on following page

Performance Ratios
	For the Nine Months Ended March 31, 2022	For the Year Ended June 30, 2021
	(unaudited)
Return on average assets	0.82%	0.72%
Return on average equity	7.46%	6.34%
Net interest margin on average interest earning assets	2.97%	2.86%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At March 31, 2022	At June 30, 2021
	(unaudited)
Assets	$ 786,416	$ 797,341
Cash and cash equivalents	27,662	62,735
Investment securities	218,639	189,891
Net loans receivable	499,830	513,371
Deposits	667,031	667,632
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	30,263	34,245
Total stockholders’ equity	78,409	85,304
Book value per share (2)	24.07	26.33
Average stockholders’ equity to average total assets	10.96%	11.40%

Asset Quality
(Dollars in thousands)
	At March 31, 2022	At June 30, 2021
	(unaudited)
Non-performing assets (3)	$ 154	$ 411
Allowance for loan losses	6,611	6,599
Non-performing assets to total assets	0.02%	0.05%
Allowance for losses to total loans	1.31%	1.27%
Allowance for losses to total loans excluding PPP loans (4)	1.31%	1.32%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,257,626 at March 31, 2022, and 3,240,376 at June 30, 2021.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.
(4)	Paycheck Protection Program (PPP) loans are administered by the SBA and are fully guaranteed by the U.S. government.
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